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                         [VINSON & ELKINS LETTERHEAD]






                                 June 5, 1997


First Sierra Financial, Inc.
Texas Commerce Tower, Suite 7050
600 Travis Street
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel for First Sierra Financial, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of up to 1,800,000 shares of Common Stock, par value $.01 per share (the "Shares").

        In connection with the foregoing, we have examined or are familiar with the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the corporate proceedings with respect to the registration of the Shares, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the "Registration Statement"), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

        The foregoing opinion is limited to the laws of the United States of America and the State of Texas and to the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                                   Very truly yours,

                                                   /s/ VINSON & ELKINS L.L.P.